Exhibit 5.1

Simpson Thacher & Bartlett LLP
425 LEXINGTON AVENUE NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
Direct Dial Number	E-mail Address
June 15, 2023
CAVA Group, Inc.
14 Ridge Square NW, Suite 500
Washington, D.C. 20016
Ladies and Gentlemen:
We have acted as counsel to CAVA Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of up to 35,902,851 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, consisting of (i) up to 20,754,031 shares of Common Stock that may be issued by the Company pursuant to the CAVA Group, Inc. 2023 Equity Incentive Plan (the “2023 Equity Incentive Plan”), (ii) up to 13,117,529 shares of Common Stock that may be issued by the Company pursuant to the CAVA Group, Inc. 2023 Employee Stock Purchase Plan (the “ESPP”) and (iii) up to 2,031,291 shares of Common Stock that may be issued by the Company pursuant to the 2015 Equity Incentive Plan (together with the 2023 Equity Incentive Plan and the ESPP, the “Plans”).
We have examined the Registration Statement, the Seventh Amended and Restated Certificate of Incorporation of the Company and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and

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CAVA Group, Inc.	–2–	June 15, 2023
have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP